Exhibit 10.1

LEASE ADDENDUM FOR ADDITIONAL SPACE

LEASE ADDENDUM FOR ADDITIONAL SPACE (this “Agreement”) dated as of the 20th day of June 2019 between Celebration Pointe Office Partners II, LLC, (hereinafter referred to as “Landlord”) and SharpSpring Technologies, Inc., (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain agreement of lease (the “Original Lease”) dated as of April 18, 2018 covering a certain rentable portion of the 3rd and 4th floors, (the “Original Premises”), in that building known as and located at 5001 Celebration Pointe Avenue, Gainesville, Florida (the “Building”), as more particularly described in said Original Lease, under the terms and conditions contained therein; and

WHEREAS, Tenant wishes to add to the Original Premises the rentable portion of the second (2nd) floor of the Building, as indicated on the space plan annexed hereto and made a part hereof as Exhibit “A”, the deemed rentable square foot area of which Tenant acknowledges and agrees solely for purposes of this Agreement shall be 17,950 rentable square feet, and 16,468 useable square feet, (the “Additional Space”) for the Additional Space Term (as hereinafter defined); and

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord has agreed to permit Tenant to add the Additional Space to the Original Premises; and

WHEREAS, Tenant and Landlord wish to modify the Original Lease as set forth below, and the Original Lease, as so modified by this Agreement, is hereinafter referred to as the “Lease”. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Lease.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SUMMARY OF CERTAIN PROVISIONS

The following references furnish data to be incorporated in the specified Sections of this Agreement and shall be construed to incorporate all of the terms of the entire applicable Section as fully set forth in this Agreement:

1.
Building Address: 5001 Celebration Pointe Avenue, Gainesville, Florida.

2.
Additional Space: Approximately 17,950 rentable square feet of Class A office space located on the 2nd floor of the Office Building 5001.

Useable Area of the Additional Space:
●
“Built Space” = 2,633 square feet
●
“To Be Built Space” = 13,835 square feet

Rentable Area of the Additional Space including load factor:
●
2nd floor with 9% load factor = 17,950 square feet.

ARTICLE I

TERM

The term of the Lease for the Original Premises shall be extended under the same terms, covenants and conditions contained in the Original Lease, except to the extent specifically modified by this Agreement, so that the term of the Lease shall expire on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law.

ARTICLE II

ADDITIONAL SPACE

The Additional Space shall be added to the Original Premises under all the applicable terms and conditions of the Original Lease, except as modified herein, for a term (the “Additional Space Term”) which shall commence on the date (the “A.S. Commencement Date”) which shall be the earlier of:

(a)           The date upon which Landlord delivers the Additional Space to Tenant with Landlord’s Work (as hereinafter defined) substantially completed; or

(b)           The date Tenant or anyone claiming by, under or through Tenant first shall occupy any part of the Additional Space for the conduct of Tenant’s business, (The “Premises,” as such termed is defined in the Original Lease, shall consist of the Additional Space and the Original Premises from and after the A.S. Commencement Date).

For avoidance of doubt, Tenant’s obligations to pay rent on each of the “Built Space” and “To Be Built” space” shall be as set forth in Article IV.

ARTICLE III

CONDITION OF PREMISES

Section 3.01 Current Occupancy.

(a)           The parties acknowledge that Tenant is currently in occupancy of the Original Premises, has inspected the same in the Building, and is fully familiar with the physical condition thereof and, unless otherwise agreed by the parties, Tenant agrees to accept the Original Premises as of the A.S. Commencement Date in its then “as is” condition, exclusive of any latent defects, which Landlord shall be responsible for repairing in accordance with the terms of the Original Lease. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Original Premises in order to make it suitable and ready for continued occupancy and use by Tenant.

(b)           Tenant acknowledges and agrees that: (i) it has inspected the Additional Space, is fully familiar with the physical condition thereof and agrees to accept possession of the Additional Space in its then “as-is” condition as of the A.S. Commencement Date, exclusive of any latent defects, which Landlord shall be responsible for repairing in accordance with the terms of the Original Lease, and (ii) Landlord shall have no obligation to do any work in or to the Additional Space in order to make it suitable and ready for occupancy and use by Tenant, except to the extent expressly provided for in this Section 3, or in accordance with Landlord’s Work Letter attached hereto and further described in Section 3.02.

Section 3.02 “To Be Built” Space. Landlord, at Landlord's sole expense, shall construct the shell of the Office Building, that is known as the “To Be Built” space, wherein the Premises is to be located on the second floor, making up 13,835 useable square feet of space, and otherwise perform the work described in Exhibit “B” attached hereto ("Landlord's Work"), at Landlord's expense, and shall complete such work in complete and Turnkey Condition. Landlord shall obtain all certificates and approvals necessary with respect to Landlord's Work, and shall construct the Office Building to be LEED Certified. Acceptance of possession of the Premises by Tenant shall be conclusive evidence that Landlord's Work has been fully performed in the manner required, subject to Punch List Items. Any items of Landlord's Work that are not completed as of delivery of the Premises shall be identified by Tenant on a Punch List submitted to Landlord within fifteen (15) business days after such delivery, or as soon as possible thereafter and Landlord shall thereafter complete the same within thirty (30) days. Any items of Landlord's Work that are not timely identified on such a Punch List shall be deemed completed to the extent that they are capable of detection as of delivery of the Premises. All work other than Landlord's Work to be carried out and completed in the Premises is the responsibility of Tenant (collectively, "Tenant's Work"). Tenant acknowledges and agrees that the performance of Landlord’s Work is expressly conditioned upon compliance by Tenant with all the terms and conditions of the Lease, including payment of Rent. Landlord shall be responsible for repairing any latent defects located in the “To Be Built” space during the Term.

Landlord shall provide to Tenant a space plan for Tenant’s approval. Tenant shall have ten (10) days from the receipt of such space plan to approve the same or notify Landlord in writing of any changes Tenant desires to make. Failure to notify Landlord within those ten (10) days, will be deemed approval of the space plan. Landlord shall have a reasonable time in which to make agreed upon changes; thereby notifying Tenant of completion of said changes. Tenant shall then have five (5) days from receipt of the final space plan, to approve the same. Failure to notify Landlord of any issues with the final space plan shall be deemed approval of the final space plan.

Tenant shall have design drawings, architect drawings, and permits approved and completed by no later than August 1, 2019, so that construction may promptly begin thereafter. Any changes delaying the same, shall be agreed to in writing by both parties. Delays caused solely by Tenant’s failure to meet the August 1, 2019 deadline (which, for avoidance of doubt, shall not include any delays described in Article XVII in the Original Lease), that are not agreed to in writing, shall not affect the commencement of rent provided for under Section 4.01; provided, however, that Tenant shall be entitled to one (1) day of abated Rent set forth in Section 4.01 and any Additional Rent attributable to the “To Be Built” space, for each day that Tenant’s possession of or conducting business in the “To Be Built” space is delayed as a result of delays caused solely by Landlord (which, for avoidance of doubt, shall not include any delays described in Article XVII in the Original Lease).

Section 3.03 Current “Built Space.” Tenant agrees to move into the current “Built Space” known as Evolve Pilates, Suite 220, making up 2,633 of useable square feet of the second floor, which includes the common area corridor as designated in the attached Exhibit “A” space plan, contingent upon the current tenant of the “Built Space” first vacating such “Built Space.” Other than agreed upon changes, as reflected in final space plan, Landlord shall make no improvements or changes to the Built Space, and Tenant agrees to take the space “as is”, exclusive of any latent defects, which Landlord shall be responsible for repairing during the Term. Any provisions otherwise should be addressed by Tenant pursuant to provision 3.05 below. Notwithstanding anything contained in this Agreement to the contrary, in the event Tenant is unable to conduct its business in the “Built Space” as a result of Landlord’s Work or other construction or improvements relating to the “To Be Built” space, the parties agree that Tenant shall be entitled to one (1) day of abated Rent attributable to the “Built Space,” including the Rent set forth in Section 4.02 and any Additional Rent attributable to the “Built Space,” for each day that Tenant is unable to conduct its business in such “Built Space” as a result of such Landlord’s Work, construction or improvements. Should Landlord and Tenant agree in writing that construction may temporarily interfere with Tenant’s use of the “Built Space”, prior to the commencement of such construction then the above provision regarding abated Rent, shall not apply.

Section 3.04 Tenant Improvement Construction. Landlord and Tenant mutually agree that Landlord shall remove part of the existing corridor and construct a wall within the remaining corridor, as indicated in Exhibit “A”. The wall which Landlord shall construct, shall be temporary for the limited purpose to allow Tenant to begin accessing the current “Built Space” with limited to no interruption, while construction on the “To Be Built” space continues.

Landlord and Tenant agree that in the final phase of construction on the “To Be Built” space, that Landlord shall remove this temporary wall. Additionally, Landlord agrees to construct doorways as necessary to combine the “Built Space” and “To Be Built” spaces as Tenant may need. Landlord also agrees to convert the existing wall in Room #1 facing the corridor, of the current existing Evolve space, marked on Exhibit “A”, into a glass wall of similar design, materials, cost and finishes as Tenant has in its current third floor space conference room.

Landlord agrees to deliver the “To Be Built” space in turnkey condition per Tenant’s construction guidelines and specifications, as well as the agreed to changes to the “Built Space” as provided above, up to a $88.33/square foot budget. Tenant will work with Landlord to develop plans, specifications, and pricing based on similar finishes to Tenant’s existing office space, including the number of square footage of offices and kitchens and the overall quality and style of finishes, as compared to Tenant’s existing space. If the build out cost is less than $88.33/square foot, any savings will go to Landlord. Because Landlord anticipates that the total cost of the build out will not exceed $88.33/square foot, Landlord shall be responsible for the costs associated with the build out in excess of this budgeted amount. Notwithstanding the preceding sentence, any changes or improvements that are made by Landlord to the Additional Space during the buildout of such space as contemplated by this Section that are (a) requested by Tenant or Tenant’s designated agents, (b) consented to by Landlord (such consent not to be unreasonably withheld, conditioned or delayed), and (c) made by Landlord, or its agents, and (d) that cause such buildout to exceed the agreed to budget, shall be the sole financial responsibility of Tenant.

Section 3.05 Changes to Landlord’s Work. Prior to the completion of the Landlord’s Work, any changes in or additions to Landlord’s Work, which shall be (a) requested by Tenant or Tenant’s designated agents, (b) consented to by Landlord (such consent not to be unreasonably withheld, conditioned or delayed), and (c) made by Landlord, or its agents, shall be paid for by Tenant promptly when billed at the net additional out of pocket cost to Landlord. Any further changes in or additions to the Additional Space after Landlord’s Work has been completed, which shall be (a) requested by Tenant or Tenant’s designated agents, (b) consented to by Landlord (such consent not to be unreasonably withheld, conditioned or delayed), and (c) made by Landlord, shall be paid for by Tenant promptly when billed at cost. For clarification purposes, this section applies to additions or changes requested by Tenant, after the budget provided for in Section 3.04 has been exhausted. In the event of the failure of Tenant to pay for said changes or additions, Landlord at its option may consider the cost thereof, plus the above percentages, as Additional Rent payable by Tenant and collectible as such hereunder, as part of the rent for the next ensuing months.

Section 3.06 Landlord Liability. If Landlord shall be unable to give possession of the Additional Space on or before A.S. Commencement Date because of the retention of possession of any occupant thereof, alteration or construction work, or for any other reason, Landlord shall not be subject to any liability for such failure. In such event, this Agreement shall stay in full force and effect, without extension of the Additional Space Term. However, the Rent payable hereunder with respect to the Additional Space shall not commence until the Additional Space is available for occupancy by Tenant.

Section 3.07 “Punch List Items”. Landlord’s Work shall be deemed to be substantially completed notwithstanding that (i) minor or non-material details of construction, mechanical adjustment or decoration remain to be performed which do not materially interfere with Tenant’s use of the Additional Space for the conduct of Tenant’s business (collectively, the “Punch List Items”) or (ii) a portion of Landlord’s Work is incomplete because construction scheduling requires that such work be done after incomplete finishing or after other work to be done by or on behalf of Tenant is completed, provided that Tenant may use the Additional Space for its intended purpose hereunder without material interference as a result of such incomplete work. Landlord hereby agrees that within thirty (30) days after Landlord’s receipt of a written notice from Tenant identifying any purported Punch List Items that require Landlord’s completion, Landlord shall complete said Punch List Items.

ARTICLE IV

RENT AND ADDITIONAL SECURITY FOR ADDITIONAL SPACE

Section 4.01 Rent for “To Be Built Space”. Rent shall be paid on the “To Be Built Space” of the second floor according to the rental chart below. Rent will commence on this space upon the earlier of a) Tenant conducting business in the space, b) Tenant taking possession of space, c) Landlord providing notice that the space is ready and available for immediate possession, or d) July 1, 2020; provided, however, that unless Tenant elects to conduct business in the space or takes possession of the space pursuant to a) or b) above, that, in no event shall the rental obligations of the “To Be Built” space commence earlier than ten (10) months after the commencement of Tenant’s obligation to pay rent on the “Built Space” as provided in Section 4.02 below.

To Be Built Space
				Estimated Rentable Area of the Premises
Lease Year	Base Rent (prsf)	CAM Element (psf)	Minimum Rent (prsf)		Annual Minimum Rent	Monthly Minimum Rent

July 2020 – Oct. 31st 2020	$17.00	$6.16	$23.16	13,835	$106,806	$26,701.55
3	$18.00	$6.16	$24.16	13,835	$334,254	$27,854.47
4	$18.00	$6.16	$24.16	13,835	$334,254	$27,854.47
5	$19.00	$6.16	$25.16	13,835	$348,089	$29,007.38
6	$19.00	$6.16	$25.16	13,835	$348,089	$29,007.38
7	$20.00	$6.16	$26.16	13,835	$361,924	$30,160.30
8	$20.00	$6.16	$26.16	13,835	$361,924	$30,160.30
9	$21.00	$6.16	$27.16	13,835	$375,759	$31,313.22
10	$21.00	$6.16	$27.16	13,835	$375,759	$31,313.22
Does not include Taxes or Insurance
Rent Begins July of 2020 and follows the lease for Floors 3 and 4
Floors 3 and 4 year 1 began November 2018
Rent Follows the original lease timing (July 2020 - October 2020 = Year 2)
Subsequent Years mirror the Original Lease dates

Rent Commencement Projected July 2020

Section 4.02 Rent for “Built Space”.  Rent shall commence on the current “Built Space” known as Evolve Pilates, Suite 220, including common area and corridor, pursuant to the rental chart below, upon the earlier of a) Tenant conducting business in the space, b) Tenant taking possession of space, c) Landlord providing notice that the space is ready and available for immediate possession, or d) September 1, 2019.

Built Space
				Estimated Rentable Area of the Premises
Lease Year	Base Rent (prsf)	CAM Element (psf)	Minimum Rent (prsf)		Annual Minimum Rent	Monthly Minimum Rent

Sept 2019 – Oct. 31st 2019	$17.00	$6.16	$23.16	2,633	$10,163	$5,081.69
2	$17.00	$6.16	$23.16	2,633	$60,980	$5,081.69
3	$18.00	$6.16	$24.16	2,633	$63,613	$5,301.11
4	$18.00	$6.16	$24.16	2,633	$63,613	$5,301.11
5	$19.00	$6.16	$25.16	2,633	$66,246	$5,520.52
6	$19.00	$6.16	$25.16	2,633	$66,246	$5,520.52
7	$20.00	$6.16	$26.16	2,633	$68,879	$5,739.94
8	$20.00	$6.16	$26.16	2,633	$68,879	$5,739.94
9	$21.00	$6.16	$27.16	2,633	$71,512	$5,959.36
10	$21.00	$6.16	$27.16	2,633	$71,512	$5,959.36
Does not include Taxes Insurance
Rent Begins September of 2019 and follows the lease for Floors 3 and 4
Floors 3 and 4 Year 1 began November 2018
Yr 1 is a partial Year to mirror original lease (Sept. 2019 – October 31st 2019)
Subsequent Years mirror the Original Lease dates

Rent Commencement Projected September 2019

Section 4.03 Gross Rent. In addition to the payment of Rent as hereinabove provided, Tenant shall pay Additional Rent for the Additional Space effective as of the A.S. Commencement Date in accordance with all applicable provisions of the Original Lease as the same applies to the Original Premises; provided however, that as of the A.S. Commencement Date, for purposes of the Lease, the phrase “24,288 useable square feet” shall be increased by “16,468 useable square feet”, so that the total useable square footage of the Premises shall be deemed to be “40,756 useable square feet” and “44,658 rentable square feet”, which includes a 9% load factor for the Additional Space. The gross rent for the total square footage of the 2nd, 3rd, and 4th floors shall be payable in the amount and pursuant to the Rent Schedule as provided for in the Acknowledgment of Lease Terms, attached hereto as Exhibit “C”. Payment of the amount indicated in the Acknowledgment of Lease Terms shall commence on the date the Acknowledgment of Lease Terms is executed by Landlord and Tenant.

Section 4.04 Upon execution of this Agreement, Tenant shall deposit with Landlord the sum of twenty-five thousand dollars ($25,000.00) as additional security for the performance of Tenant’s obligations accruing under the Lease, as modified by this Agreement (the “Additional Space Security”). The Additional Space Security shall be held and applied by Landlord at Landlord’s discretion should Tenant not perform Tenant’s obligations accruing under this Agreement and the Lease. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Additional Space Security, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of the Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within sixty (60) days after the expiration or earlier termination of this Lease.

ARTICLE V

UTILITIES AND LANDLORD SERVICES

     Section 5.01 Utilities/Landlord Services
(a)
Landlord agrees to furnish the following services at Landlord's sole costs and expense:
i.
heat and air conditioning for the Building (including, without limitation, the Premises and the interior Common Areas) at reasonably comfortable temperatures and standard for buildings of similar class, size, age and location, or as required by governmental authority; such services to be provided from 8:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays (except on New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas and such other public holidays hereafter created by governmental authority and designated by Landlord), or such shorter period as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency;
ii.
elevator service, lighting replacement for the entire Building (including, without limitation, the Premises and the Common Areas, as applicable), and regular janitorial and restroom supplies for the Common Areas;
iii.
maintenance and repair in accordance with Section 6.1 of the Original Lease;
iv.
subject to Section 6.3 of the Original Lease, all utilities other than electricity (including, without limitation, water and sewer) to the Building (including, without limitation, the Common Areas, as applicable) 24 hours per day, seven days per week; provided, however, that Tenant (A) shall be responsible for procuring all telephone, internet, electricity, and janitorial services used in the Premises and (B) shall pay all charges incurred for such services directly to the applicable service provider; and
v.
Landlord shall, upon Tenant's request, provide after-hours heating and air conditioning for times beyond the hours of operation set forth in Section 5.01(a)(i) at the rate of $35.00 per hour.

(b)           Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall Rent be abated by reason of, (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Office Building, or (iii) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other form of energy serving the Premises or the Office Building not caused by Landlord. Landlord shall use best efforts to promptly remedy any interruption in the furnishing of such services.

ARTICLE VI

PARKING

In addition to the parking provided to Tenant in the Original Lease under Section 6.4, Landlord agrees to provide Tenant with five (5) additional reserved parking spaces in the existing Surface Lot that is located within the area identified as P-1 Facility under the Lease, and marked on the Parking Lot Map attached hereto as Exhibit “D”. Additionally, for clarification purposes under the Original Lease, the non-reserved spots in the Surface Lot are on a first come first serve basis and the P-2 Facility is the primary parking for overflow.

ARTICLE VII

EXPANSION OPTION AND RENEWAL OF LEASE

Section 21.33 of the Original Lease provides for a Right of Expansion (“Expansion Option”). The Expansion Option shall be deemed not to apply to the Additional Space and Tenant shall not have the Right to Renew (“Renewal Option”) the term of the Original Lease in respect of only the Additional Space. Notwithstanding the foregoing, Tenant’s Expansion Right and Renewal Option, set forth in the Original Lease, shall be deemed to be and is hereby modified: (i) to apply to either the Original Premises, or the Additional Space and the Original Premises as a single unit (i.e., Tenant may exercise the Expansion Option and Renewal Option contained therein only as to the Original Premises or the Original Premises and the Additional Space together, and not merely as to the Additional Space alone), subject to and in accordance with all other terms and conditions contained in said Lease.

ARTICLE VIII

REPORTING

Should SharpSpring, Inc. (the “Parent”) company of Tenant, cease to be a publicly held company, defined by the SEC as a corporation, the outstanding voting stock of which is registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, Tenant shall be required to provide certain financial reports to Landlord of the Parent and its subsidiaries upon the request of Landlord. Should Landlord request it, Tenant shall provide within 180 days after the close of each fiscal year of the Parent, the consolidated balance sheets of the Parent and its subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and changes in shareholders equity and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by independent certified public accountants, to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP. Failure to have such authorization upon execution of this Agreement will be considered a material breach, and the Lease and this Agreement considered in default.

ARTICLE IX

SIGNAGE

Tenant shall have the right to install, at Tenant's sole cost and expense, an illuminated logo on the monument sign located on the exterior of the Office Building. The design of the signage in the foregoing sentence shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. The right granted to Tenant by this Article IX shall be in addition to, and not in lieu of, any rights Tenant has to install signage on or in the Building or the Premises contained in the Original Lease.

ARTICLE X

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

ARTICLE XI

ENTIRE AGREEMENT

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Additional Space or any matter or thing affecting or relating to the Additional Space except as specifically set forth in this Agreement. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Landlord shall not be liable or bound in any manner by any oral or written statement, broker’s “set-up,” representation, agreement or information pertaining to the Additional Space or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

ARTICLE XII

EFFECTIVENESS

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

ARTICLE XIII

RATIFICATION

The parties acknowledge and agree that, except as otherwise specifically stated herein, the Original Lease has not been modified and remains in full force and effect, Landlord has not waived any requirement of the Original Lease, neither party is in breach of the Original Lease and neither party has a claim for any failure of the other party to perform its obligations under the Original Lease.

ARTICLE XIV

NO BROKERS/INDEMNIFICATION

Each party represents to the other that such party has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than Front Street Commercial Real Estate Group (the “Broker”) and each party covenants and agrees to defend, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys’ fees) or liability resulting from the inaccuracy of the foregoing representation by the applicable party. Landlord shall pay commissions due the Broker in connection with this Agreement, if any, pursuant to the terms of separate agreements between Landlord and Broker.

ARTICLE XV

MISCELLANEOUS

Section 13.01 Miscellaneous Provisions.

(a)
The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b)
This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(c)
If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

(d)
This Agreement may be executed in multiple counterparts (including electronic [.PDF] or facsimile counterparts), each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

(e)
In the event of a conflict between the terms of this Agreement and the other terms of the Original Lease, the terms of this Agreement shall control.

(f)
This Agreement shall be governed by, and construed in accordance with, Florida law.

  [SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD:
CELEBRATION POINTE OFFICE PARTNERS II, LLC, a
Florida limited liability company

By:
SHD-CELEBRATION POINTE, LLC,

a Florida limited liability company, Manager

/s/ Svein Dyrkolbotn
Name: Svein Dyrkolbotn
Title:  Manager

 TENANT:
 SHARPSPRING TECHNOLOGIES, INC,
 a Delaware corporation

By:        /s/ Brad Stanczack
             Name: Brad Stanczack
             Title: CFO

EXHIBIT "A"

Second Floor - Space Plan

PROGRAM

5001 CELEBRATION POINTE AVENUE

SharpSpring

SHARPSPRING SECOND FLOOR PLAN

Architect

JUNE 12, 2019
11-028

CUPKOVIC architecture llc

EXHIBIT "B"

Landlord's Work

Construction Lease Exhibit
- Landlord Build-out of Tenant Space

Landlord is to provide the following scope of work to, at, or near the Tenant space, The scope of work includes both the Base Building and Landlord Build-out of Tenant space as required by the Lease, and/or building code. Items which are not specifically mentioned below shall be provided by Tenant at Tenant's sole expense.

The Base Building shall consist of the following: (a) the Building shell and exterior, (b) the core areas, including necessary mechanical, electrical, sprinkler, life safety, heating, air conditioning, ventilation and structural systems, (c) ADA compliant Path-of-Travel to the Premises, including to the restrooms serving the Premises, (d) public stairways, (e) tenant corridors, if required (f) elevators, (g) parking, (h) exterior hardscape and landscaping, and the items described below (collectively referred to as the "Base Building").

BASE BUILDING Structure:

A structural system designed to carry loads in accordance with and to meet all governing codes. Structural system may include foundations, beams, columns, bar joists, suspended floors, roof deck system, and roofing. The building superstructure, at-grade and above-grade supported floor slabs are constructed of structural steel members and/or reinforced cast-in-place structural concrete constructed in accordance with the base building contract documents. The base building structure consists of steel columns, beams and joists with spray applied fire proofing and exposed metal decking.

BASE BUILDING Exterior Walls:
Perimeter walls shall be constructed with exposed framing studs. The finished drywall and any additional insulation will be completed by Landlord as defined in the Landlord build-out of the tenant space. Aluminum framed storefront windows shall be installed in accordance with the base building contract documents.

BASE BUILDING Interior Walls:
Demising Walls: Metal stud demising walls from floor slab to underside of deck with gypsum board, insulation and sealants required for fire rating, sound attenuation, and / or thermal transmittance per code and in accord with base building drawings.
Core Walls: All core walls on lease side of the floor will have gypsum wallboard installed, taped and finished, ready to receive finishes,
Core Doors: All exposed core door openings shall be completed with painted hollow metal frames, finished solid core wood doors and hardware

BASE BUILDING Mechanical:

Rooftop AHU's: Air Handling Units mounted on the roof of the building shall be installed as part of the Base Building. The size of the AHU units and provided CFM will be sufficient to properly serve the Tenant Space.
Ducts: Ducts for exhaust and make-up air shall be stubbed into Tenant Space from vertical shafts in the building core. Dampers will be installed where requiredby code within the ducts associated with the Base Building

BASE BUILDING Electrical/Data:
Power: A 480/277V, 3 phase panel will be provided in the base building electrical closet and a 120/208V sub-metered panel will be provided to Tenant space. Electrical room will include electrical distribution panels
Data: Telephone, data, and cable TV services will be available from a centralized telecommunications room. An empty 1" conduit will be stubbed into the Tenant space from the main telecommunications room. The Data room will include a telephone backboard.

Last revised: April 4, 2018

Construction Lease Exhibit
Landlord Build-out of Tenant Space

BASE BUILDING Plumbing:
Landlord has provided roof storm drains, piping, valves, fixtures, and equipment, as required to meet base building, minimum code, or utility company requirements and Landlord's plan requirements. Locations of all existing and proposed piping may be within Tenant space.

BASE BUILDING Restrooms:
Finished Building standard, ADA and code compliant restrooms will be installed on the Tenant's floor of the building. Finishes will include ceramic tile on floors and wet walls, countertops, mirrors, lighting, ceilings, toilet partitions, toilet accessories, plumbing fixtures, and all mechanical, plumbing, and lighting services. The restrooms will comply with current codes and Base Building contract documents. Domestic hot water heater and associated piping to serve the Base Buildingrestrooms.

BASE BUILDING Sprinklers:
Risers, loops and branch piping with upturned heads which meet the code   requirements for coverage in an unoccupied building will be installed as part of the Base Building scope of work. The Base Building system will be a hydraulically calculated fire sprinkler main system to the Tenant space including mains, standpipes, sprinkler risers, grids, and/or sprinkler heads to meet minimum local code, fire department, NFPA and Landlord's insurance underwriting requirements

The Base Building scope of work shall also provide fire department hose connections, tamper and flow alarms zoned on a full or partial floor basis, required annunciation, fire department inspection stations and main sprinkler piping on each floor. All piping shall be hydraulically sized and placed in locations as determined and as required by the municipal authorities. Landlord shall also provide visual and audible alarms and central annunciation panels to meet minimum base building code requirements. Landlord shall provide all sprinkler drainage systems in locations and as required by the municipal authorities.

BASE BUILDING Life Safety:
A new addressable fire alarm system and devices compliant with all applicable codes will be installed. Code minimum fire alarm activations and notification devices will be provided in each Tenant space. The building wide fire alarm system shall include fire alarm panels sized appropriately to accommodate typical office occupancy and density as defined in the lease agreement.

Landlord, as part of the Base Building, will provide card reader access at the main ground floor entries of the Building

BASE BUILDING Elevator Lobby
The passenger elevator lobbies shall be complete with elevator doors and frames, which will be stainless steel and call buttons and hall lantern, face plates all of which will be stainless steel. The lobbies will include code required signage.

Construction Lease Exhibit
Landlord Build-out of Tenant Space

In addition to the Base Building scope, the Landlord will provide the build-out of the Tenant space including tenant walls, tenant flooring finishes, tenant ceiling finishes, tenant lighting, fully operational tenant HVAC system, tenant electrical, tenant plumbing system, and tenant fire protection system. These items are described below and are collectively referred to as "Tenant Space build-out by Landlord"

TENANT SPACE Floor Finishes:

    Flooring throughout the tenant space shall consist of the following materials:

Carpet Tile - Commercial grade carpet tile manufactured by Interface and/or Shaw, or equivalent carpet tile as approved by Tenant. Carpet tile will be the predominant flooring material and utilized in open office areas, closed offices, flex offices, conference rooms, collaboration spaces, phone booths, lounge areas, and storage rooms.
Interface: Bike Path Collection
Interface: Human Nature Collection
Shaw: Color at Work

Porcelain Tile - Commercial grade porcelain tile will be utilized in the elevator lobby, restrooms, restroom vestibules, shower room, and kitchen. Basis of design for porcelain tile to match the installed tile on the 3rd and 4th floors.

TENANT SPACE Interior Walls:

Metal stud and drywall partitions to be provided as shown on the 2nd floor plan dated 5-15- 2019. Partitions adjacent to areas with exposed structure, conference rooms, restrooms, shower room, and video studio to be full height partitions extending from floor to deck and will contain acoustical insulation. Partitions between offices that contain acoustical ceilings will have drywall extending 6" above the finished ceiling and will contain acoustical insulation.

All walls to be taped, sanded, primed and painted with 2 coats of paint with colors as approved by tenant. Specific walls will receive decorative wood and porcelain tile finishes pending approval of tenant. ASI wood panels are to be used as basis of design. Painted walls to receive a 4" cove base using Flexco Wallflowers as basis of design.

Glazing areas within walls as shown on the 2nd floor plan dated 5-15-2019, shall have interior storefront matching third and fourth floor as basis of design. The width of these glazed areas to be per plans with heights of 8 feet.

Doors are to be solid core pre-finished flush wood veneer with 5 ply construction. Typical door sizes to be 3' x 8'. Doormerica to be used as basis of design.

TENANT SPACE Kitchens:
In addition to the plumbing fixtures, the kitchen shall receive base cabinets with laminate finish, upper shelving with laminate finish, solid surface countertops, and porcelain tile backsplash. The kitchen will also receive a bar-height solid-surface counter for seating. The kitchen will have leave-out areas for the tenant provided refrigerators, freezers, and microwaves.

Construction Lease Exhibit
Landlord Build-out of Tenant Space

TENANT SPACE Ceiling Finishes:

Finished ceilings shall be provided throughout the Tenant space at the following areas: Elevator Lobby, Lounges, Video Studio, Restrooms, Phone Booths, Offices (including Flex Offices), Conference/Collaboration Rooms, Storage Rooms, Kitchen, and Shower Room. These ceilings shall consist of the following systems:

Drywall - Drywall ceilings to consist of minimum ½" drywall on metal stud framed system or suspended drywall grid system. Drywall to be taped, sanded, primed and painted with 2 coats of paint with colors as approved by tenant.

Acoustical Ceiling Tile (ACT): ACT ceilings to be 2'x2' or as shown on reflected ceiling plans. The acoustical ceiling tile basis of design is Armstrong Ceilings Ultima tegular with fine finish. The suspended ceiling grid system basis of design is Armstrong Ceilings Suprafine XL 9/16" Exposed Tee System with white finish

Exposed to Structure (ETS): The open office areas as well as the walking areas between the offices and core areas are to be exposed to structure. The exposed structure is to be primed and painted with 2 coats of paint. The primer and paint must be compatible with the existing spray applied fire proofing.

Acoustical Control Systems: The open office areas with exposed structure will utilize an acoustical control system to reduce sound reverberation within the space. These systems may include, but are not limited to, vertically mounted sound baffles, horizontally mounted sound baffles, a spray applied acoustical treatment, and/or suspended sound absorbing panels.

TENANT SPACE Electrical Lighting:

Overall lighting will consist of a combination of Direct and Indirect light fixtures. Wherever possible, LED light fixtures will be used. The lighting types and locations will be similar to the 3rd and 4th floor. Final lighting layouts and quantities will be determined based upon calculated light levels and selected fixtures. Scope of work to include light fixtures, wiring, conduit, and switches necessary to install the light fixtures. The following lighting types shall be incorporated into the Tenant Space.
Linear LED's: installed as suspended, recessed, or surface mount. Lumium is the manufacturerused as basis of design with their Nitrogen or Iridium series of fixtures. These fixtures may be downlights, uplights, or combination depending upon the intended location.
4" aperture LED downliqhts: installed as recessed or surface mounted can lights. Recessed fixtures will be utilized at areas where there is a drywall or ACT ceiling. Surface mounted fixtures will be utilized at areas with exposed structureand no ceiling exists.
Commercial downlights by Philips Lightolier are the basis of design.
2x2 or 2x4 LED Troffer: As an alternate lighting solution to the Linear LED fixtures, the Tenant may consider utilizing a high efficiency reflector fixture such as LCAT 22 by Columbia Lighting.
Pendant mount decorative fixtures: limited to select design areas such as lobby, conference rooms, kitchen, and lounges. Final selection to be determined by Tenant within the budgetary limitations.

Construction Lease Exhibit
Landlord Build-out of Tenant Space

TENANT SPACE Electrical Power:

All electrical equipment required to service the space, including, but not limited to, panels, disconnects, wiring, conduit, and boxes shall be provided. Sub-meters for the purpose of monitoring the Tenant's power usage as required in the lease will be provided.

Outlet locations to be per code based on the 2nd floor plan layout dated 5-15-2019. Outlets, switches, outlet covers, and switch covers to be white. Outlets will be wall mounted unless a condition exists where not possible to serve the individual space and its function. In these cases, a floor box may be utilized.If furniture feed connections are required for systems furniture, Tenant is to provide to the Landlord and Landlord architect the specific furniture requirements of the furniture systems being served by the furniture feeds.

TENANT SPACE Telephone/Data:	A cable tray loop will be provided within the Tenant Space for the Tenants use. The cable routing for phone and data is to be by Tenant.
TENANT SPACE Mechanical:

Landlord shall furnish and install metal supply duct, return duct, dampers, diffusers, and grilles throughout the Tenant Space and shall be responsible for locating and wiring any thermostat controls for the HVAC units. The HVAC system shall consist of VAV boxes within the Tenant Space. The Server/IT room shall be provided with a dedicated split system (VRF).

TENANT SPACE Plumbing:
A water flow meter to monitor the Tenants usage will be installed

Landlord to provide cold water piping, hot water piping, and wastewater piping to the following areas within the Tenant Space: (2) single occupancy restrooms, (1) shower room, and kitchen. The associated water heaters will be electric, sized appropriately, and installed within the tenant space.

Each of the (2) single occupancy restrooms shall have a toilet and sink/faucet. The (1) Shower Room shall have a toilet, sink/faucet, and shower/faucet. The Kitchen will have a 2 compartment sink/faucet and an under-counter dishwasher.

TENANT SPACE Fire Protection:
The sprinkler system that was installed as part of the Base Building will be modified by the Landlord by adding, relocating, and turning down existing heads to meet code requirements of the Tenant Space.

TENANT SPACE Life Safety:	Fire and Life-safety systems will be installed within the Tenant Space including exit signs, code required intercoms, code required signals, and fire extinguishers.

EXHIBIT "C"

Acknowledgment of Lease Terms

ACKNOWLEDGEMENT OF LEASE TERMS

As Tenant, SharpSpring Technologies, Inc., and Landlord, Celebration Pointe Office Partners II, LLC, to the Lease Agreement dated April 18, 2018, and Lease Addendum for Additional Space dated _____________________, 2019, we acknowledge the following:

1.
The total useable square footage provided by Landlord to Tenant is 40,756, and the total rentable square footage is 44,658, which includes the 2nd floor, 4th floor, and part of the 3rd floor of the 5001 Building at Celebration Pointe, Gainesville, Florida.

2.
Upon execution of this Acknowledgement, total gross rent shall be due the first of each month in accordance with the rent schedule below:

Total
Estimated Rentable Area of the Premises
Lease Year	Base Rent (prsf)	CAM Element (prsf)	Minimum Rent (prsf)		Annual Minimum Rent	Monthly Minimum Rent

3	$$6.16	$	$	$
4	$$6.16	$	$	$
5	$$6.16	$	$	$
6	$$6.16	$	$	$
7	$$6.16	$	$	$
8	$$6.16	$	$	$
9	$$6.16	$	$	$
10	$$6.16	$	$	$
Does not include Taxes or Insurance

3.
Reserved.

4.
Upon execution of this Acknowledgement, the Expiration Date of the Original Lease shall remain unchanged and the Additional Space Term shall be scheduled to expire on the last day of the calendar month that is ten (10) years following the date of the Original Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Acknowledgment as of _______ day of ___________________, 20_____.

LANDLORD:
CELEBRATION POINTE OFFICE PARTNERS II, LLC, a
Florida limited liability company

By:
SHD-CELEBRATION POINTE, LLC,

a Florida limited liability company, Manager

Name: Svein Dyrkolbotn
Title:  Manager

 TENANT:
 SHARPSPRING TECHNOLOGIES, INC,
 a Delaware corporation

By:
             Name: Brad Stanczack
             Title: CFO

EXHIBIT “D”

Parking Lot Map